Exhibit 10.12

memorandum from Jeffrey R. Cramer President & CEO

Date	November 12, 2002

To	Edward P. Smoot

cc	David Orr, Chairman of the Compensation Committee

Subject	Part-Time Employment Agreement

As approved by the Compensation Committee of the Board of Directors, you will be a part-time employee of Anacomp, Inc. for fiscal year 2003.  You have agreed to work ten (10) hours per pay period and be paid $1923.06 bi-weekly ($50,000.00 per year).  You will work on special projects assigned by the President and Chief Executive Officer, including matters such as: acquisitions and divestures, banking and investor issues.  In the event that you work in excess of ten (10) hours in a pay period, you will be paid at an hourly rate commensurate with your bi-weekly pay.  You will not be eligible for vacation accrual, holiday pay or any other employee benefits.  You will be subject to all policies contained in Anacomp’s Employee Handbook.

This letter agreement may only be modified by mutual written agreement between the Compensation Committee of the Board of Directors and yourself.  This letter agreement shall be governed by the laws of the State of California, without regard to its conflict of laws.

Please sign below to indicate your acceptance of the terms and conditions of this letter agreement.

Best regards,

/s/ Jeffrey R. Cramer
Jeffrey R. Cramer
President and CEO

AGREED TO AND ACCEPTED:

Reply	(858) 848-5701	Fax: (858) 679-8359	E-mail: jcramer@anacomp.com

/s/ Edward P. Smoot	Nov 12, 02
Edward P. Smoot	Date